Exhibit 10.1

Execution Version

Exchange Agreement

April 1, 2021

Gogo Inc.

111 North Canal St., Suite 1400

Chicago, IL 60606

Re:	Exchange of Securities

Ladies and Gentlemen:

This Exchange Agreement (this “Agreement”) sets forth the agreement by and among Gogo Inc., a Delaware corporation (“Gogo” or the “Issuer”), and each entity or account listed on Appendix A hereto (each a “Holder” and collectively, the “Holders”) regarding the terms and conditions upon which, in exchange for the principal amount of those certain 6.000% Convertible Senior Notes due 2022 (the “Notes”) previously issued by the Issuer under that certain indenture (the “Indenture”), dated as of November 21, 2018, by and between Gogo, as issuer, and U.S. Bank National Association, as trustee (the “Trustee”), and beneficially owned by each Holder, in an amount equal to the aggregate principal amount of Notes listed opposite such Holder’s name on Appendix A hereto under the heading “Exchange Notes” (the “Exchange Notes”), the Issuer will issue and deliver, or cause to be delivered, to each Holder a number of shares of the Issuer’s common stock, par value $0.0001 per share (the “Common Stock”), as determined in accordance with Section 1 below (such exchange and issuance, the “Transaction”).

In connection with the Transaction and in consideration of the covenants and agreements contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Issuer and each Holder hereby agree as follows:

1. Exchange and Issuance of the Conversion Shares. Subject to and pursuant to the terms and conditions set forth in this Agreement, including, without limitation, the satisfaction of the conditions set forth in Section 5 (or the waiver thereof pursuant to the terms of this Agreement), on the Closing Date (as defined below):

(a) Each Holder shall, severally and not jointly, exchange, as provided in this Agreement, its respective Exchange Notes, and the Issuer shall issue and deliver, or cause to be delivered, to each Holder (or any designee of such Holder that is an affiliate of such Holder), as provided in this Agreement, in respect of each $1,000 of principal amount of such Holder’s Exchange Notes the number of shares of Common Stock equal to the Exchange Rate (as defined below) (such shares of Common Stock issuable upon exchange of Exchange Notes, the “Conversion Shares”).

Exchange Agreement

Gogo Inc.

(b) For purposes of Section 1(a):

(i) the “Exchange Rate” shall equal the sum of (1) the Conversion Rate (as defined in the Indenture) of the Notes as of 5:00 p.m. (New York City time) on the day immediately prior to the Closing Date and (2) the quotient of (A) 130.00, divided by (B) $9.5214; and

(ii) to the extent the number of Conversion Shares for any Holder results in any fractional shares of Common Stock, such fraction shall be rounded up to the next whole number.

(c) The exchange of the Exchange Notes for the Conversion Shares set forth in Section 1(a) shall be made by (i) the relevant Holder’s surrender, transfer and delivery to the Issuer for cancellation, through the “Deposit/Withdrawal at Custodian” procedures of the Depository Trust Company (“DTC”), of all right, title and interest in and to such Holder’s Exchange Notes and (ii) the Issuer’s issuance and delivery of the Conversion Shares, for the accounts of each such Holder, by causing the Issuer’s transfer agent to reflect in the Issuer’s stock register, as of the Closing Date, such Conversion Shares in the account(s) specified by each such Holder.

(d) If, at any time prior to the Closing Date, the Issuer reasonably expects that the consummation of the Transaction would result in the number of outstanding shares of Common Stock exceeding the applicable rules and regulations of the Communications Act of 1934 and the Federal Communications Commission relating to ownership of the Common Stock by non-U.S. persons (the “Foreign Ownership Regulations”), the Issuer will promptly (and in any event, no later than two (2) business days prior the Closing Date) notify the Holders of such expectation and the Issuer and the Holders shall discuss in good faith any appropriate amendments to this Agreement to facilitate compliance with the Foreign Ownership Regulations; provided that, if no such amendment is agreed to prior to March 31, 2021, (i) the Issuer shall, solely for the purposes of the Foreign Ownership Regulations, (A) first, reduce the aggregate principal amount of Notes, not held by the Holders, subject to any exchange or other agreements similar to this Agreement, and (B) second, reduce the aggregate principal amount of Exchange Notes subject to the Transaction, in each case, to the minimum extent required to satisfy such Foreign Ownership Regulations and (ii) each Holder shall have the right to terminate the Transaction in respect of such Holder’s Exchange Notes prior to the Closing Date.

2. Closing. The closing of the Transaction (the “Closing”) shall take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, NY 10022, on the second business day immediately following the satisfaction of all conditions set forth in Section 5 (or the waiver thereof pursuant to the terms of this Agreement) (the “Closing Date”). All proceedings to be taken and all documents to be executed and delivered by the parties hereto at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

Exchange Agreement

Gogo Inc.

3. Representations and Warranties of the Holders. Each Holder, solely on behalf of and as to itself and not on behalf of or as to any other party, hereby, severally and not jointly, represents and warrants to the Issuer as follows as of the date hereof and as of the Closing:

(a) Organization and Good Standing; Power and Authority. Such Holder has been duly organized and validly exists in good standing under the laws of such Holder’s jurisdiction of organization or formation. Such Holder has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to carry out the Transaction.

(b) Authorization of this Agreement. The execution, delivery and performance of this Agreement, and the consummation by such Holder of the Transaction, have been duly authorized by all requisite actions on the part of such Holder. Such Holder has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation of such Holder, enforceable against such Holder in accordance with its terms, except as may be limited by the Enforceability Exceptions (as defined below).

(c) No Conflict. The execution, delivery and performance by such Holder of this Agreement, and the consummation by such Holder of the Transaction, do not and will not, (i) assuming the accuracy of the Issuer’s representations and warranties hereunder, violate any provision of law, statute, rule or regulation (“Law”), or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body (“Judgment”) known to be applicable to such Holder or any of its properties or assets, (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under any agreement of such Holder or (iii) violate the organizational and governing instruments applicable to such Holder, except, in the case of clause (i) or (ii) above, for such violations, conflicts, breaches, defaults, liens, charges or encumbrances that would not, singly or in the aggregate, reasonably be expected to result in a material adverse change in the ability of the Holder to consummate the Transaction.

(d) Consents. Assuming the accuracy of the Issuer’s representations and warranties hereunder, no permit, authorization, registration, consent or approval of or by, or any notification of or filing with any person (governmental or private) is required to be obtained or made by such Holder in connection with the execution, delivery and performance by such Holder of this Agreement or any documentation relating thereto or the consummation by such Holder of the Transaction.

(e) Evaluation of and Ability to Bear Risks. Such Holder (i) is experienced, sophisticated and knowledgeable in business and financial matters and in the trading of securities, (ii) is able to bear the business, financial and economic risks associated with the Transaction and (iii) understands the disadvantage that may result from selling the Notes without knowledge of any confidential information. Such Holder, (i) by reason of its own business or financial experience or its own independent investigation, has the capability, and has information sufficient in order, (x) to make, and has so made, an informed decision on the merits and risks of entering into and consummating the Transaction and (y) to protect its own interests in connection

Exchange Agreement

Gogo Inc.

with the Transaction; (ii) has had sufficient information and opportunity for satisfactory consultation, and has so consulted, with advisors, financial, legal or otherwise, of its choice with regard to the merits and risks of entering into and consummating the Transaction; and (iii) exclusively has relied on its own business or financial experience or its own independent investigation in determining to enter into and consummate the Transaction.

(f) Non-reliance. Except as set forth in this Agreement, such Holder has not relied upon any representation, warranty, covenant or agreement concerning the transactions contemplated by this Agreement, whether express or implied, of any kind or character, of the Issuer or any of its respective affiliates, directors, officers, employees, agents and controlling persons. In addition, such Holder has not relied on the Issuer to act in any advisory or fiduciary capacity in connection with such Holder’s decision to enter into this Agreement or the Transaction.

(g) Exchange for Own Account. Such Holder is exchanging the Exchange Notes for such Holder’s own account or for one or more separate accounts maintained by such Holder and not with a view to, or for sale in connection with, any distribution thereof in a transaction that would violate or cause a violation of the Securities Act (as defined below) or the securities laws of any state or any other applicable jurisdiction. Such Holder has not been organized solely for the purpose of acquiring the Conversion Shares.

(h) Holder Status. Such Holder is (i) an institutional “accredited investor” as defined in Rule 501(a)(1), (2), (3), (7) or (8) of Regulation D under the Securities Act or (ii) (x) is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, and (y) is aware that the exchange of the Notes is being made in reliance on an exemption from registration under the Securities Act. Such Holder is aware that the Issuer is relying upon the representations, warranties and agreements contained in this Agreement for the purpose of determining whether this transaction meets the requirements of the exemption from the registration requirements of the Securities Act and any applicable state securities laws.

(i) No Registration; Restricted Securities. Such Holder understands and acknowledges that (i) the exchange of the Notes has not been and will not be registered under the Securities Act or with any securities regulatory authority of any state of the United States or in any other jurisdiction and (ii) the Conversion Shares being issued pursuant hereto are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being exchanged in a transaction not involving a public offering and that under such laws and applicable regulations such securities may not be resold without registration under the Securities Act, except in certain limited circumstances. Such Holder is familiar with Rule 144 promulgated under the Securities Act and understands the resale limitations imposed thereby and by the Securities Act. The Conversion Shares will initially be held in book-entry form on the Issuer’s share registrar, in an account at the Issuer’s transfer agent, Computershare Trust Company, N.A., and will be subject to a customary restricted legend for resales by affiliates of the Issuer.

Exchange Agreement

Gogo Inc.

(j) Title. Such Holder is either (i) the legal and beneficial owner of or (ii) has the sole investment and voting discretion in respect of matters relating to the Transaction with respect to its respective Exchange Notes, free and clear of any liens, claims, encumbrances, security interests, options, charges and restrictions of any kind (collectively, “Liens”), other than any such Liens that shall cease to attach to such Exchange Notes upon delivery of such Exchange Notes to or on behalf of the Issuer. At the Closing upon delivery of such Exchange Notes to or on behalf of the Issuer, and upon such Holder’s receipt of its Conversion Shares and the satisfaction of the other conditions to Closing set forth herein, in each case, pursuant to this Agreement, good and valid title to such Exchange Notes will pass to the Issuer, free and clear of any Liens (other than Liens, if any, that arise solely due to the fact that such securities are being delivered by such Holder to the Issuer of such securities).

4. Representations and Warranties of the Issuer. The Issuer hereby represents and warrants to each Holder as follows as of the date hereof and as of the Closing:

(a) Organization and Good Standing; Power and Authority. The Issuer has been duly incorporated, is validly existing as a corporation, in good standing under the laws of the jurisdiction of its incorporation, and has the corporate power and authority to enter into and perform its obligations under this Agreement.

(b) Authorization of this Agreement. The execution, delivery and performance of this Agreement, and the consummation by the Issuer of the Transaction, have been duly authorized by all requisite actions on the part of the Issuer. The Issuer has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, except as may be limited by (i) bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).

(c) No Conflict. The execution, delivery and performance by the Issuer of this Agreement, and the consummation by the Issuer of the Transaction, do not and will not (i) violate any provision of Law or Judgment known to be applicable to the Issuer or any of its properties or assets, (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under any agreement binding upon the Issuer, or (iii) violate the organizational and governing instruments applicable to the Issuer, except, in the case of clause (i) or (ii) above, for such violations, conflicts, breaches, defaults, liens, charges or encumbrances that would not, singly or in the aggregate, reasonably be expected to (x) result in a material adverse change in any of the condition, financial or otherwise, or in the earnings, business or operations, of the Issuer and its subsidiaries taken as a whole, or (y) affect the validity of the Conversion Shares.

Exchange Agreement

Gogo Inc.

(d) Consents. No permit, authorization, registration, consent or approval of or by, or any notification of or filing with any person (governmental or private) is required to be obtained or made by the Issuer in connection with the execution, delivery and performance by the Issuer of this Agreement or the documentation relating thereto or the consummation by the Issuer of the Transaction, except (i) as may be required under the Blue Sky laws of the various states of the United States, (ii) as may have been already obtained prior to the date of this Agreement and (iii) to the extent not required to be made until the after the Closing, any filings, recordings, notices or other ministerial actions pursuant to any routine recordings, contractual or regulatory requirement applicable to the Issuer.

(e) Valid Issuance. The Conversion Shares will be, when issued, duly authorized and validly issued, fully paid and nonassessable and issued in compliance with all applicable federal and state securities laws. At the Closing upon delivery of such Conversion Shares to the Holders, and upon the Issuer’s receipt of the applicable Notes and the satisfaction of the other conditions to Closing set forth herein, in each case, pursuant to this Agreement, valid title to such Conversion Shares will pass to the Holders, free and clear of any Liens.

(f) Material Adverse Effect. Since January 1, 2020 and through the date of this Agreement, there has not been any effect, change, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, results of operations, assets or financial condition of the Issuer and its subsidiaries, taken as a whole (a “Material Adverse Effect”); provided, however, that none of the following, and no effect, change, event or occurrence to the extent arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: any effect, change, event or occurrence (A) generally affecting (1) the industry in which the Issuer and its subsidiaries operate or (2) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, or (B) to the extent arising out of, resulting from or attributable to (1) to the extent first occurring following the date hereof, changes or prospective changes in, or issuances of new, Law or accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions, including any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement, (2) the execution, announcement or performance of this Agreement or of the consummation of the Transaction, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any claims or litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the Transaction, (3) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (4) volcanoes, tsunamis, epidemics, pandemics or disease outbreaks (including the COVID-19 pandemic), earthquakes, hurricanes, tornados or other natural disasters, (5) action taken by the Issuer and its subsidiaries that is required by this Agreement or with the Holders’ written consent, or the failure to take any action by the Issuer or its subsidiaries if that action is prohibited by this Agreement, (6) any change resulting or arising from the identity of, or any facts or circumstances relating to, the Holders or any of their affiliates, (7) any negative change or prospective change in the Issuer’s credit ratings (provided

Exchange Agreement

Gogo Inc.

that this clause (7) shall not prevent a determination that any effect underlying any such change in credit ratings has resulted in a Material Adverse Effect), (8) any decline in the market price, or change in trading volume, of the capital stock of the Issuer (provided that this clause (8) shall not prevent a determination that any effect underlying any such decline in market price or change in trading volume has resulted in a Material Adverse Effect), (9) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (provided that this clause (9) shall not prevent a determination that any effect underlying any such failure has resulted in a Material Adverse Effect).

(g) Foreign Ownership Regulations. Based solely on (i) actual knowledge (without having undertaken, or having any obligation to undertake, any further inquiry or investigation) and (ii) information that the Issuer has collected to date from (A) the Holders, (B) any other holders of the Notes that have agreed to exchange Notes in transactions similar to the Transaction and (C) Oakleigh Thorne, and his affiliated entities and individuals, nothing has come to the Issuer’s attention that would cause it to believe that the consummation of the Transaction would result in the number of outstanding shares of Common Stock owned or voted by non-U.S. persons exceeding the Foreign Ownership Regulations.

(h) No Registration. The Conversion Shares will be issued to the Holders pursuant to an available exemption under the Securities Act. Assuming the accuracy of the representations and warranties of the Holders contained in Section 3 and their compliance with their agreements set forth therein, it is not necessary, in connection with the Transaction, to register the Conversion Shares under the Securities Act.

5. Conditions.

(a) Mutual Conditions to Obligations of the Holders and the Issuer. The obligation of each Holder to exchange its respective Exchange Notes, and of the Issuer to deliver the Conversion Shares on the Closing Date shall be subject to the fulfillment prior to the Closing of the following conditions:

(i) No Judgment or Law shall be in effect at the time of the Closing preventing the consummation of the transactions contemplated hereby, including the delivery by the Issuer of the Conversion Shares;

(ii) This Agreement shall have been duly executed and delivered by each of the parties hereto; and

(iii) This Agreement shall not have been terminated.

Exchange Agreement

Gogo Inc.

(b) Conditions to the Obligations of the Issuer. The obligation of the Issuer to deliver the Conversion Shares on the Closing shall be subject to the fulfillment prior to the Closing of the following conditions:

(i) Each of the representations and warranties of each of the Holders contained in this Agreement shall be true and correct, in all material respects, as though made as of the date of this Agreement and as of the Closing;

(ii) Each of the Holders in all material respects shall have performed, satisfied and complied with each of its covenants and agreements set forth in this Agreement to be performed, satisfied and complied with prior to or at the time of the Closing;

(iii) Each of the Holders shall have delivered a certificate, in a form reasonably satisfactory to the Issuer, that each such Holder is not aware of any change in facts or circumstances that would change, from the information delivered via email by the Holders’ counsel to the Issuer’s counsel on February 25, 2021, at 6:10 p.m. New York City time, in any material respect the calculation of each such Holder’s ownership of shares of Common Stock under the Foreign Ownership Regulations; and

(iv) The registration rights agreement, in the form attached as Exhibit A hereto, shall have been duly executed and delivered by the Holders.

(c) Conditions to the Obligations of the Holders. The obligation of each Holder to exchange its respective Exchange Notes on the Closing shall be subject to the fulfillment prior to the Closing of the following conditions:

(i) The representations and warranties of the Issuer set forth in Section 4(f) of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing.

(ii) The representations and warranties of the Issuer set forth in this Agreement (other than those contained in Section 4(f)) shall be true and correct, in all material respects, as of the date of this Agreement and as of the Closing (unless such representation or warranty speaks only as of a certain date, in which case such representation and warranty need only be true and correct, in all material respects, as of such date);

(iii) The Issuer in all material respects shall have performed, satisfied and complied with each of its covenants and agreements set forth in this Agreement to be performed, satisfied and complied with prior to or at the time of the Closing;

(iv) The Board shall have approved the Transaction for the express purpose of satisfying Section 203(a)(1) of the Delaware General Corporation Law (the “DGCL”);

Exchange Agreement

Gogo Inc.

(v) The Board shall have pre-approved the acquisition of the Exchange Notes from the Holders and the issuance of the Conversion Shares to the Holders for the express purpose of exempting such Holders’ interests (to the extent such Holder may be deemed to be a “director by deputization”) in such transaction from Section 16(b) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 16b-3 thereunder; and

(vi) The Issuer shall have taken all actions necessary or appropriate to cause the Director Designee to remain on the Board.

(vii) The registration rights agreement, in the form attached as Exhibit A hereto, shall have been duly executed and delivered by the Issuer;

(viii) The registration rights agreement amendment, in the form attached as Exhibit B hereto, shall have been duly executed and delivered by the Issuer;

(ix) The Issuer shall have applied for listing of the Conversion Shares on the NASDAQ Global Select Market;

(x) Each of Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, shall have assigned to the Issuer and its subsidiaries, taken together, a rating of B3/stable and B-3/stable, respectively; and

(xi) The debt commitment letter (the “Commitment Letter”), dated as of March 31, 2021, by and among the Issuer Morgan Stanley Senior Funding, Inc., Credit Suisse AG, Cayman Islands Branch and Deutsche Bank AG New York Branch (collectively, the “Commitment Parties”), pursuant to which the Commitment Parties have committed to provide the Issuer senior secured credit facilities, consisting of a seven-year term loan facility in an aggregate amount of $725 million and a five-year revolving credit facility in an aggregate amount of $100 million, shall not have been terminated or amended, supplemented or modified in any respect.

6. Additional Agreements.

(a) Director Designee.

(i) Prior to the date of this Agreement, the Board has appointed one individual designated by the Holders to the Board to serve as a “Class III” director (any such designee from time to time, the “Director Designee”), who initially is Mark Anderson.

Exchange Agreement

Gogo Inc.

(ii) Following the Closing and until the first day on which the Holders, in the aggregate, beneficially own less than 40% of the shares of Common Stock held by the Holders, in the aggregate, immediately following the consummation of the Transaction (such date, the “Board Seat Fall-Away”), the Issuer shall take all actions necessary or appropriate to cause the Board Designee (including without limitation, for the avoidance of doubt, any successor Board Designee designated by any Holder upon written notice to the Issuer) to be designated to and serve as a director on the Board, including without limitation that at any annual meeting of the Issuer’s stockholders at which the term of the Director Designee shall expire, the Issuer’s Board shall designate the Director Designee, in accordance with the Issuer’s amended and restated certificate of incorporation and amended and restated by-laws (together, the “Charter Documents”) and the DGCL, for election by the Issuer’s stockholders. Following the Closing, the Issuer shall include the Director Designee in the Issuer’s slate of nominee’s for the applicable annual meeting of the Issuer’s stockholders and shall recommend that the Issuer’s stockholders vote in favor of such Director Designee and shall support the Director Designee in a manner substantially no less favorable than the manner in which the Issuer supports its other non-executive nominees in the aggregate.

(iii) Upon the occurrence of the Board Seat Fall-Away, the Director Designee shall immediately resign from the Board effective as of the date of the Board Seat Fall-Away, and the Holders shall no longer have any rights under this Section 6(a) with respect to the Director Designee, including, for the avoidance of doubt, any designation and/or nomination rights with respect to the Advisor Director under Section 6(a)(iii).

(iv) In the event of (A) the death, disability, resignation or removal of the Director Designee as a member of the Board (other than resignation pursuant to Section 6(a)(iii)), the Holders may designate a replacement Director Designee to the Board, which replacement shall be reasonably acceptable to the Issuer, or (B) a Director Designee’s failure to be elected by the Issuer’s stockholders, pursuant to the terms of the Charter Documents and the DGCL, as then in effect, the Board shall increase the size of the Board (to the extent there are no vacancies on the Board) and the Holders may designate a replacement Director Designee to the Board (provided that such individual has not previously been nominated to the Board for election by the Issuer’s stockholders and failed to be so elected, pursuant to the terms of the Charter Documents and the DGCL, as then in effect) and, in each case, subject to Section 6(a)(v), the Issuer shall cause such replacement Director Designee to fill such resulting vacancy. Prior to the Board Seat Fall-Away, the Director Designee may only be removed with the prior written consent of the Holders (other than removal for cause by a vote of holder(s) of a majority of the outstanding shares of the Issuer’s shares of Common Stock in a manner permitted by the Charter Document and the DGCL) and the Issuer shall take all actions necessary or appropriate to cause the removal of the Director Designee as reasonably requested in writing by the Holders.

Exchange Agreement

Gogo Inc.

(v) The Issuer’s obligations to have a Director Designee appointed to the Board or nominate the Director Designee for election as a director at any meeting of the Issuer’s stockholders pursuant to this Section 6(a), as applicable, shall in each case be subject to the Director Designee’s satisfaction of all requirements regarding service as a director of the Issuer under applicable law and stock exchange rules regarding service as a director of the Issuer and all other criteria and qualifications for service as a director applicable to all directors of the Issuer. The Holders shall cause the Director Designee to make himself or herself reasonably available for interviews and to consent to such reference and background checks or other investigations as the Board may reasonably request to determine the Holders’ designee’s eligibility and qualification to serve as a director of the Issuer. No Director Designee shall be eligible to serve on the Board if he or she has been involved in any of the events enumerated under Item 2(d) or (e) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K under the Securities Act or is subject to any judgment prohibiting service as a director of any public Issuer. As a condition to the Director Designee’s election to the Board or nomination for election as a director of the Issuer at any meeting of the Issuer’s stockholders, the Holders and the Director Designee shall provide to the Issuer:

(1) all information reasonably requested by the Issuer that is required to be or is customarily disclosed for directors, candidates for directors and their respective affiliates and representatives in a proxy statement or other filings in accordance with applicable law, any stock exchange rules or listing standards or the Charter Documents or corporate governance guidelines, in each case, relating to the Director Designee’s election as a director of the Issuer or the Issuer’s operations in the ordinary course of business;

(2) all information reasonably requested by the Issuer in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal or regulatory obligations, in each case, relating to the Director Designee’s nomination or election, as applicable, as a director of the Issuer or the Issuer’s operations in the ordinary course of business; and

(3) an undertaking in writing by the Director Designee (with respect to the following clauses (I) and (II), to the extent and on the same form required by all Board members): (I) to be subject to, bound by and duly comply with applicable Law, the Charter Documents, the policies, procedures, processes, codes, rules, standards and guidelines applicable to all Board members or members of any committee of which the Director Designee may be a member, including the Issuer’s Code of Conduct, insider trading policy and all other Issuer policies and guidelines applicable generally to directors serving on the Board with respect to trading in the Issuer’s securities; (II) to keep confidential all information about the Issuer and its affiliates of which he or she becomes aware in his or her capacity as a member of the Board; and (III) to recuse himself or herself from any deliberations or discussion of the Board or any committee thereof (i) regarding this Agreement, the Transaction or any matters relating thereto or any transactions with or matters relating to the Holders or any of their affiliates or (ii) that, in the Board’s good faith judgment, would reasonably be likely to (A) result in a conflict of interest, or (B) result in a violation of applicable Law.

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(vi) The Issuer shall be permitted to withhold any information and to exclude the Director Designee from any meeting or portion thereof with respect to information and meetings involving items to which Section 6(a)(v)(3)(III) is applicable.

(vii) The Issuer shall provide the Director Designee with the same rights and privileges applicable to any other member of the Board. In furtherance of the foregoing, the Issuer shall indemnify the Director Designee, exculpate the Director Designee and provide the Director Designee director and officer insurance and fee and expense reimbursement to the same extent as it indemnifies, exculpates and provides such insurance and reimbursement to other members of the Board, pursuant to the Charter Documents, the DGCL or otherwise.

(b) Board Observer. Following the Closing and until the Board Seat Fall-Away, the Holders shall have the right to designate one individual (such designee or its replacement pursuant to this Section 6(b), as applicable, the “Board Observer”), who shall initially be Stephen Jeschke (or another designee reasonably acceptable to the Issuer) to attend in person or join telephonically all meetings of the Board in a non-voting, observer capacity. From time to time, prior to the Board Seat Fall-Away, the Holders may remove and/or replace the Board Observer with another designee of the Holders. The Board Observer shall be given notice of all meetings of the Board in substantially the same manner and at substantially the same time as notice is sent to the members of the Board, and shall receive a copy of all notices, agendas and other material, written information distributed to all the members of the Board in substantially the same manner and at substantially the same time as sent to the members of the Board; provided that, as a condition to receiving such information, the Board Observer shall have entered into a mutually acceptable, customary confidentiality agreement with the Issuer with respect to all information so provided and agree to be bound to the Issuer’s insider trading policy, in each case to the extent and on the same form required by all Board members; provided, further, that (i) the Issuer reserves the right to withhold any information and to exclude the Board Observer from the applicable portion of a meeting if the Board determines, in its sole judgment, that access to such information or attendance at such portion of the meeting would reasonably be likely to (A) result in a conflict of interest, (B) adversely affect the attorney-client privilege between the Issuer and its counsel or (C) result in a violation of applicable Law and (ii) each party hereto acknowledges and agrees that the Board Observer may share any information concerning the Issuer and its subsidiaries received by them from or on behalf of the Issuer or its designated representatives with each Holder and its designated affiliates and representatives (subject to such Holder’s and such affiliates’ and representatives’ obligation to maintain the confidentiality of such information and to not misuse such information in contravention of U.S. federal securities laws).

Exchange Agreement

Gogo Inc.

(c) Confidential Information.

(i) The Issuer shall publicly disclose all material non-public information (“Confidential Information”) provided to the Holders or its affiliates prior to April 15, 2021 (or such other date that may be agreed to by each of the parties to this Agreement).

(ii) At any time following the date of this Agreement, the Issuer shall not provide any Holder or its affiliates with Confidential Information without the prior consent of each Holder, provided that no such consent shall be required in connection with Confidential Information provided to the Director Designee, by virtue of such individual’s position as a director of the Issuer, or to the Board Observer, to the extent such information is provided in satisfaction of the Issuer’s obligations under Section 6(b).

(d) Competition and Corporate Opportunities.

(i) In recognition and anticipation that (x) certain of the directors, partners, principals, officers, members, managers and/or employees of the Holders or their respective affiliates may serve as the Director Designee and (y) the Holders and their affiliates engage and invest in and may continue to engage and invest in the same or similar activities or related lines of business as those in which the Issuer and its affiliates, directly or indirectly, may engage (or invest in) and/or other business activities that overlap with or compete with those in which the Issuer and its affiliates, directly or indirectly, may engage,, the provisions of this Section 6(d) are set forth to regulate and define to the fullest extent permitted by law the conduct of certain affairs of the Issuer and its affiliates as they may involve the Holders and/or their respective affiliates and/or each of the respective direct or indirect equity-holders, investors and/or partners of the foregoing and any of the respective principals, officers, members, managers, agents, representatives, advisors and/or employees of any of the foregoing, including without limitation any of the foregoing who serve as the Director Designee (collectively, including without limitation the Holders, the “Exempted Persons”), and the powers, rights, duties, obligations and liabilities of the Issuer and its affiliates (including without limitation for this purpose (even if not expressly stated below) each of the respective officers, directors and direct or indirect stockholders of the issuer and its affiliates in connection therewith).

(ii) To the fullest extent permitted by applicable law, none of the Exempted Persons shall have any fiduciary or other duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Issuer or any of its affiliates, and no Exempted Person shall be liable to the Issuer or its stockholders for breach of any fiduciary or other duty by reason of any such activities of any Exempted Person. To the fullest extent permitted by applicable law, THE ISSUER, ON BEHALF OF ITSELF AND ITS AFFILIATES, FULLY AND IRREVOCABLY RENOUNCES AND WAIVES

Exchange Agreement

Gogo Inc.

any interest or expectancy of the Issuer and its affiliates in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the Exempted Persons, except as provided in Section 6(d)(iv) and to the extent an Exempted Person acquires knowledge of a potential transaction or other business opportunity, such Exempted Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such business opportunity to the Issuer or its affiliates and, to the fullest extent permitted by applicable law, shall not be liable to the Issuer or any of its affiliates (or, for the avoidance of doubt any of their respective direct or indirect stockholders) for breach of any fiduciary or other duty, as a director, officer or direct or indirect stockholder of the Issuer, by reason of the fact that any such Exempted Person pursues or acquires such business opportunity, sells, assigns, transfers or directs such business opportunity to another person or entity or fails to present such business opportunity, or information regarding such business opportunity, to the Issuer or any of its affiliates.

(iii) In addition to and without limiting the foregoing provisions of this Section 6(d), a corporate opportunity shall not be deemed to belong to the Issuer if it is a business opportunity the Issuer is not financially able or legally able to undertake, or that is, from its nature, not in the line of the Issuer’s business or is of no practical advantage to it or that is one in which the Issuer has no interest or reasonable expectancy.

(iv) Notwithstanding anything to the contrary set forth herein, the Issuer does not renounce its interest in any corporate opportunity offered to any Exempted Person (including any Director Designee) if such opportunity is offered to such person solely in his or her capacity as a director or officer of the Issuer and such Exempted Person does not otherwise have or obtain a right in or to such opportunity.

(e) Tax Treatment. The Holders and the Issuer agree to treat the Transaction as tax-deferred for the Holders for U.S. federal income tax purposes (except as to any portion treated as in exchange for accrued interest) and shall diligently defend such position unless otherwise required by a “determination” within the meaning of Section 1313 of the Code.

(f) Efforts. Subject to the terms and conditions of this Agreement and applicable Law, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and make effective the transactions contemplated by this Agreement, as soon as practicable, including such actions or things as any other party hereto may reasonably request in order to cause the satisfaction of any of the conditions to such other party’s obligation to consummate the Transaction.

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7. Termination; Effect of Termination.

(a) Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Closing:

(i) by the mutual written consent of the Holders and the Issuer;

(ii) by the Holders or the Issuer, upon written notice to the other party, if the transactions contemplated by this Agreement have not been consummated on or prior to May 14, 2022 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) is not available to any party whose breach of any provision of this Agreement results in or causes the failure of the transactions contemplated by this Agreement to be consummated by such time;

(iii) by the Holders or the Issuer, upon written notice to the other party, if any Judgment or Law permanently restraining, enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement shall become final and non-appealable;

(iv) by the Holders, if (x) the Issuer has breached or failed to perform any of its covenants or other agreements contained in this Agreement such that the closing conditions set forth in Section 5(c)(iii) would not be satisfied or (y) there exists a breach of any representation or warranty of the Issuer contained in this Agreement such that the closing condition set forth in Section 5(c)(i) or Section 5(c)(ii) would not be satisfied, and in the case of both clauses (x) and (y) above, such breach or failure to perform is incapable of being cured by the Issuer by the Termination Date or is not cured within the earlier of (A) twenty (20) days after receipt of written notice of such breach or failure and (B) the Termination Date; provided, however, that the Holders shall not be entitled to terminate pursuant to this Section 7.1(iv) if the Holders are then in breach of any of their representations, warranties, covenants or agreements hereunder and such breach would result in the closing conditions set forth in Section 5(b)(i) or Section 5(b)(ii) not being satisfied; and

(v) by the Issuer, if (x) the Holders have breached or failed to perform any of their covenants or other agreements contained in this Agreement such that the closing condition set forth in Section 5(b)(ii) would not be satisfied or (y) there exists a breach of any representation or warranty of the Holders contained in this Agreement such that the closing condition set forth in Section 5(b)(i) would not be satisfied, and in the case of both clauses (x) and (y) above, such breach or failure to perform is incapable of being cured by the Holders by the Termination Date or is not cured within the earlier of (A) twenty (20) days after receipt of written notice of such breach or failure and (B) the Termination Date; provided, however, that the Issuer shall not be entitled to terminate pursuant to this Section 7(v) if the Issuer is then in breach of any of its representations, warranties, covenants or agreements hereunder and such breach would result in the closing conditions set forth in Section 5(c)(i), Section 5(c)(ii) or Section 5(c)(iii) not being satisfied.

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(b) Effect of Termination. In the event this Agreement is terminated pursuant to this Section 7, the terminating party shall deliver prompt written notice of its decision to the other parties (other than in the case of a termination pursuant to the last sentence of Section 7(i), in which case no such notice shall be required) and this Agreement will become null and void and have no effect, without any liability or obligation on the part of any of the parties hereto; provided, however, that nothing in this Agreement will relieve any party from any liability for any willful and material breach prior to the termination of this Agreement.

8. Miscellaneous

(a) Notices. All notices, requests, consents and other communications hereunder to any party shall be in writing (including electronic or facsimile transmission) and shall be delivered:

(i) if to the Issuer:

Gogo Inc.

111 N. Canal Street, Suite 1400

Chicago, IL 60606

Attn: General Counsel

with a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attn: Matthew E. Kaplan

Fax: (212) 521-7334

Telephone: (212) 909-7334

e-mail: mekaplan@debevoise.com

(ii) if to any Holder, to the address of such Holder specified on Appendix A hereto;

or such other address or facsimile number or e-mail address as any party may hereafter specify for the purpose by notice to the other party. All such notices, requests, consents and other communications shall be deemed received on the date of receipt by the recipient.

(b) Confidentiality; Public Announcements. Except as required by applicable securities or other laws or regulations or compulsory legal or regulatory process, or in connection with any proposed financing transaction involving the Issuer or its subsidiaries, the Issuer and each of the Holders shall keep, and shall cause each of their respective affiliates and advisors to keep, the terms of this Agreement and the Transaction confidential, and shall not make, and shall cause their affiliates and advisors not to make, any public announcement in respect of this Agreement or the Transaction without the prior written consent of the other parties hereto. Notwithstanding anything to the contrary, it is expressly acknowledged and agreed that the Director Designee and Board Observer may share any information concerning or relating to the

Exchange Agreement

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Issuer and its affiliates, and any information received by or on behalf of the Issuer or its designated representatives or otherwise in the Director Designee’s or Board Observer’s capacity as such, with each Holder and its affiliates and their respective representatives (subject to such Holder’s and such affiliates’ and representatives’ obligation to maintain the confidentiality of such information).

(c) Amendments and Waivers. This Agreement may be amended, modified, supplemented or waived only upon the written agreement of the Issuers and the party against whom enforcement of such amendment, modification, supplement or waiver is sought.

(d) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and the personal representatives and assigns of the parties hereto, whether so expressed or not.

(e) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

(f) Governing Law and Submission to Jurisdiction. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York. With respect to any suit, action or proceeding against it arising out of or relating to this Agreement, each of the Holders and the Issuer irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and the United States District Courts in each case located in the Borough of Manhattan, City and State of New York. In addition, each of the Holders and the Issuer irrevocably waives any objection which it may now or hereafter have to the laying of venue of such suit, action or proceeding brought in any such court and irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(g) WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ACTION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8(G).

Exchange Agreement

Gogo Inc.

(h) Survival. All representations, warranties and covenants contained herein or made in writing by the Issuer or any of the Holders in connection with the transactions contemplated by this Agreement shall survive the execution and delivery of this Agreement and the issuance of the Conversion Shares at the Closing.

(i) Counterparts. This Agreement may be executed in any number of counterparts, which may be delivered by facsimile or electronic transmission, each of which shall be an original, but all of which together shall constitute one instrument. All signatures need not appear on any one counterpart. Delivery of an executed counterpart of a signature page to this Agreement by telecopier, facsimile or other electronic transmission (i.e., a “.pdf” or “.tif”) shall be effective as delivery of a manually executed counterpart thereof.

(j) Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. The parties shall, to the extent lawful and practicable, use their reasonable best efforts to enter into arrangements to reinstate the intended benefits, net of the intended burdens, of any such provision held invalid, illegal or unenforceable.

(k) Further Assurances. Each party hereto agrees to execute and deliver to the other party such further instruments and to take such further actions as the other party may reasonably deem necessary to fully effectuate the intent and purposes of this Agreement.

(l) Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

[Remainder of page is intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

ISSUER

GOGO INC.

By:	/s/ Marguerite M. Elias
	Name:	Marguerite M. Elias
	Title:	Executive Vice President,
General Counsel and Secretary

HOLDER

SILVER (XII) HOLDINGS, LLC

By:	/s/ Mark M. Anderson
	Name:	Mark M. Anderson
	Title:	President

[Signature Page to Exchange Agreement]

Appendix A

Name and Address of Holder	Exchange Notes (Principal Amount)

Silver (XII) Holdings, LLC Address: 300 N. La Salle Street Suite 5600 Chicago, IL 60654 Attention:Jeffrey S. Wright Mark M. Anderson Stephen J. Jeschke With a copy to: Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 Attention: Eli Hunt	$105,726,000

A-1

Exhibit A

Form of Registration Rights Agreement

Exhibit B

Form of Registration Rights Agreement Amendment